Exhibit 99.1
AFC Reports Financial Results for Second Quarter 2009; Announces Amendment to Credit Facility
ATLANTA Aug. 19 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes , today reported results for its second fiscal quarter of 2009 which ended July 12, 2009, and announced an amendment to its current credit facility. The Company also updated earnings guidance for fiscal 2009 and provided an update on its strategic plan.
     Second Quarter 2009 Highlights compared to Second Quarter 2008:
-	Net income was $6.4 million, or $0.25 per diluted share, compared to $6.6 million, or $0.26 per diluted share, last year. Excluding the impact from other non-operating income, net income was $4.7 million, or $0.18 per diluted share, compared to $4.3 million, or $0.17 per diluted share, last year.

-	System-wide sales increased by 4.9 percent compared to an increase of 1.5 percent last year.

-	Global same-store sales increased 4.3 percent compared to a decrease of 1.4 percent last year. Domestic same-store sales increased 4.3 percent compared to a decrease of 1.7 percent last year. International same-store sales were positive for the eleventh consecutive quarter, with an increase of 3.9 percent compared to an increase of 1.7 percent last year.

-	The Company opened 16 restaurants and closed 22 restaurants, resulting in net closings of 6 restaurants. At the end of the second quarter of 2009, total unit count was 1,905 compared to 1,901 at the end of the second quarter last year.

-	The Company completed the re-franchising of 13 restaurants in the Atlanta market and sold 9 properties in the Texas market. The Company received $7.5 million in combined net proceeds and recognized a net gain of $2.8 million during the quarter from these activities.

-	Year-to-date, the Company generated $14.7 million of free cash flow, compared to $16.8 million during the same period last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “In the second quarter, we moved aggressively to grow our market share by giving our guests what they want from us — superior Louisiana food with compelling value. Our decision to use national media to deliver our message drove ad awareness increases of 14 percentage points over a year ago, bringing positive traffic increases to our restaurants. As a result, our second quarter same-store sales performance was strong, and our earnings performance year-to-date is on track. This was accomplished in the face of the weakest QSR traffic quarter since the second quarter of 2001 and significant new product activity from our competition. Going forward we will continue to implement the strategic plan that has led to these results.”
     Strategic Plan Update
     1. Build the Popeyes Brand
-	During the second quarter Popeyes promoted its famous and favorites Bonafide™ bone-in chicken and Louisiana tenders at compelling price points for both its single and family-user. In the first week of its second quarter, the Popeyes system promoted “Popeyes Pay Day.” This national one-day promotion featured 8-pieces of Popeyes signature

Bonafide™ chicken for only $4.99. These promotions, which were supported with seven weeks of national media advertising, delivered strong positive guest counts, resulting in positive same-store sales for the quarter. Throughout 2009, Popeyes will continue to offer compelling value with an emphasis on its distinctive Louisiana food.
     2. Run Great Restaurants
-	Popeyes continues to see improvement in its guest experience monitoring (GEM) survey, with Overall Delighted scores up more than 3 percentage points from the end of the first quarter, and more than 14 percentage points since the implementation of the program last year.

-	At the end of June, Popeyes restaurant operators purchased and installed new equipment to improve drive-thru times for its guests - headsets and timers. The Company is also rolling out training and tools to facilitate speed of service initiatives.
     3. Grow Profitability
-	The Company remains committed to finding ways to lower restaurant operating costs and improve profitability while maintaining excellent food quality for its guests.
-	During the second quarter, Popeyes restaurants benefited from lower commodity costs, with year-over-year improvement of approximately 4 percent. The Company expects to see additional commodity cost savings in the second half of 2009, as it laps record highs from last year.

-	Additionally, the Company has completed a full diagnostic analysis of its supply chain system and has identified further cost savings that are expected to benefit the system in 2010 and beyond.
-	The Company continues to focus on readying restaurant operators and identifying market opportunities, so the Popeyes system will be ready to accelerate new unit development with quality operators and sites as the credit markets recover.
     4. Align People and Resources to Deliver Results
-	Popeyes re-franchised the remaining 13 company-operated restaurants in the Atlanta market and recorded net proceeds of $3.5 million.
Second Quarter Financial Performance Review compared to Second Quarter Last Year
System-wide sales increased by 4.9 percent compared to an increase of 1.5 percent last year.
Global same-store sales increased 4.3 percent compared to a decrease of 1.4 percent last year. Domestic same-store sales increased 4.3 percent, compared to a decrease of 1.7 percent last year, driven primarily by positive transactions. During the second quarter, the system benefited by seven weeks of national media advertising. International same-store sales were positive for the eleventh consecutive quarter, with an increase of 3.9 percent compared to an increase of 1.7 percent last year.
Total revenues were $35.7 million compared to $39.3 million last year. Total revenues were lower primarily due to the Company’s successful re-franchising of 27 company-operated restaurants in the Atlanta and Nashville markets. Lower revenues were partially offset by an increase in franchise royalty revenue as a result of positive same-store sales.
After considering the effects of franchise fees and royalties, general and administrative savings, and lower depreciation and amortization, the second quarter impact of re-franchising the company-operated restaurants was favorable to operating profit by approximately $0.9 million.
Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 33.3 percent compared to 35.1 percent last year. This improvement was primarily attributable to commodity cost improvements and the re-franchising of company-operated restaurants. Restaurant employee, occupancy and other expenses as a percentage of sales were 53.2 percent, flat compared to last year.

General and administrative expenses were $13.2 million or 3.1 percent of system-wide sales, compared to $11.5 million or 2.8 percent of system-wide sales last year. The increase was primarily attributable to the Company’s $1.4 million investment in national media advertising and accruals for incentive compensation payments to employees.
Other income was $2.9 million, compared to $3.8 million of other income last year. In 2009, other income primarily included the net gain associated with the sale of 9 properties in the Texas market.
Year-to-date, EBITDA was $24.0 million, at 28.7 percent of total revenues, compared to $29.9 million, at 32.3 percent of total revenues, last year. This decrease was primarily due to $3.0 million for the Company’s investment in national media advertising and a $2.6 million variance in other income, due primarily to non-operating net gains from property sales, impairments and insurance settlements. AFC’s EBITDA computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
Interest expense, net was $1.3 million, compared to $1.9 million last year. This decrease reflects lower average interest rates and lower average debt balances in the second quarter of 2009.
The Company’s effective income tax rate was 36.6 percent, compared to an effective tax rate of 40.0 percent in the prior year. The effective rate last year was higher due to non-deductible goodwill impairments.
Net income was $6.4 million, or $0.25 per diluted share, compared to $6.6 million, or $0.26 per diluted share, last year. Excluding other non-operating income, net income was $4.7 million, or $0.18 per diluted share, compared to $4.3 million, or $0.17 per diluted share, last year.
Year-to-date, the Company generated $14.7 million in free cash flow, compared to $16.8 million during the same period last year. AFC’s free cash flow computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
In the second quarter of 2009, the Company opened 16 restaurants globally, including 5 domestic and 11 international, compared to 32 restaurant openings during the same period last year. As planned, the Company’s 22 restaurant closures in the second quarter exceeded openings, but were lower compared to last year’s closure of 31 restaurants. Closures consisted of 9 domestic restaurants and 13 international restaurants.
On a system-wide basis, Popeyes had 1,905 restaurants operating at the end of the second quarter of 2009, compared to 1,901 restaurants last year. Total unit count was comprised of 1,568 domestic restaurants and 337 international restaurants in 26 foreign countries and two territories. Of this total, 1,868 were franchised restaurants and 37 were company-operated restaurants.
Amendment to 2005 Credit Facility
On August 14, 2009, AFC Enterprises completed an amendment and restatement of its 2005 Credit Facility to extend the maturity dates of its revolving credit facility and term loan and to make other changes described herein. The maturity dates for the revolving credit facility and the term loan have been extended for two years to May 2012 and to May 2013, respectively. The amended facility also provides the Company greater financial flexibility with its Total Leverage Ratio covenant which will remain at 3.00 to 1.00 until May 2012 and 2.75 to 1.00 thereafter.
The Company reduced its outstanding term loan from $110.5 million to $103.5 million and the revolving credit facility commitment from $60 million to $48 million. Based on the Company’s available borrowings and the strong cash flow generation from operations, management believes it has adequate cash flow to meet its anticipated future requirements. The rate of interest for borrowings under the credit facility, as amended, is

LIBOR plus 4.50 percent, with a minimum LIBOR of 2.50 percent. To reduce interest rate risk, derivative instruments are required on no less than 30 percent of the outstanding debt within 30 days of the amendment date. Management is currently evaluating the appropriate derivative instruments to address the Company’s exposure to interest rate increases.
In the third quarter of 2009, the Company expects to expense $1.1 million for consent fees and write-off approximately $0.8 million for debt issuance costs and realization of derivative losses. Approximately $1.8 million for fees related to the amendment are expected to be paid and recorded as deferred debt issuance costs and will be amortized over the remaining life of the facility.
AFC Enterprises Chief Financial Officer Mel Hope stated, “We are satisfied with the market terms of this facility and we appreciate the cooperation of our lenders in giving us greater financial flexibility to drive our business and return shareholder value.”
Fiscal 2009 Guidance
Given its year-to-date same-store sales performance, the Company is now projecting global same-store sales for fiscal 2009 to be in the range of 0.0 percent to positive 2.0 percent, an increase from the Company’s previous guidance of negative 1.0 percent to positive 1.0 percent.
Consistent with previous guidance, the Company expects its global new openings to be in the range of 90-110 restaurants. Due to improved restaurant performance and a favorable year-to-date restaurant closure rate, the Company now expects its closures to be 110-120 restaurants resulting in 0-30 net restaurant closings, compared to previous guidance of 140-160 restaurant closures and 30-70 net restaurant closings. Popeyes restaurant closures typically have sales significantly lower than the system average.
The Company expects fiscal 2009 general and administrative expenses to be consistent with its previous guidance of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. The Company will continue to tightly manage its general and administrative expenses and invest in key strategic initiatives, including its continued commitment to national media advertising and operations improvements, which management believes are essential for the long-term growth of the brand.
The Company now expects 2009 earnings to be $0.66-$0.70 per diluted share, compared to previous guidance at the upper end of the range of $0.62-$0.67 per diluted share. Adjusted earnings per share are expected to be $0.65-$0.69 in 2009 as compared to $0.65 in the prior year.
The Company calculates adjusted earnings per share by excluding year-to-date “other income, net” of $0.06 in 2009 and $0.11 in 2008, and $0.05 of expense associated with the credit amendment in 2009. Adjusted earnings per share is a supplemental non-GAAP measure of performance. See the heading entitled “Use of Non-GAAP Financial Measures”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on August 20, 2009, to review the results of the second quarter of fiscal 2009. To access the Company’s webcast, go to www.afce.com, select “Investor Relations” and then select “Q2 2009 AFC Enterprises, Inc. Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of July 12, 2009, Popeyes had 1,905 restaurants in the United States, Puerto Rico, Guam and 26 foreign countries. AFC’s primary objective is to offer excellent investment opportunities in its Popeyes brand and provide exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information Follows

AFC Enterprises, Inc.
Condensed Balance Sheets (unaudited)
As of July 12, 2009 and December 28, 2008
(In millions, except share data)

	7/12/2009	12/28/2008
ASSETS

Current assets:
Cash and cash equivalents	$19.0	$2.1
Accounts and current notes receivable, net	14.1	13.6
Assets held for sale	—	4.5
Other current assets	15.6	13.8

Total current assets	48.7	34.0

Long-term assets:
Property and equipment, net	22.4	25.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.9	48.2
Noncurrent notes receivable and other long-term assets, net	12.4	13.4

Total long-term assets	93.8	98.0

Total assets	$142.5	$132.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$20.7	$19.3
Other current liabilities	14.1	13.6
Current debt maturities	1.3	4.7

Total current liabilities	36.1	37.6

Long-term liabilities:
Long-term debt	113.6	114.5
Deferred credits and other long-term liabilities	19.5	19.2

Total long-term liabilities	133.1	133.7

Total liabilities	169.2	171.3

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,287,915 and 25,294,973 shares issued and outstanding at July 12, 2009 and December 28, 2008, respectively)	0.3	0.3
Capital in excess of par value	111.5	110.5
Accumulated deficit	(137.7)	(149.1)
Accumulated other comprehensive loss	(0.8)	(1.0)

Total shareholders’ deficit	(26.7)	(39.3)

Total liabilities and shareholders’ deficit	$142.5	$132.0

AFC Enterprises, Inc.
Condensed Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/12/2009	7/13/2008	7/12/2009	7/13/2008
Revenues:
Sales by company-operated restaurants	$14.1	$18.8	$34.9	$45.2
Franchise revenues	20.6	19.6	46.3	45.4
Rent and other revenues	1.0	0.9	2.4	2.0

Total revenues	35.7	39.3	83.6	92.6

Expenses:
Restaurant employee, occupancy and other expenses	7.5	10.0	18.3	23.2
Restaurant food, beverages and packaging	4.7	6.6	11.6	15.8
Rent and other occupancy expenses	0.7	0.5	1.3	1.2
General and administrative expenses	13.2	11.5	30.9	27.6
Depreciation and amortization	1.1	1.6	2.7	3.7
Other income, net	(2.9)	(3.8)	(2.5)	(5.1)

Total expenses	24.3	26.4	62.3	66.4

Operating profit	11.4	12.9	21.3	26.2
Interest expense, net	1.3	1.9	3.0	4.7

Income before income taxes	10.1	11.0	18.3	21.5
Income tax expense	3.7	4.4	6.9	8.5

Net income	$6.4	$6.6	$11.4	$13.0

Earnings per common share, basic:	$0.25	$0.26	$0.45	$0.50

Earnings per common share, diluted:	$0.25	$0.26	$0.45	$0.50

AFC Enterprises, Inc.
Condensed Statements of Cash Flows (unaudited)
(In millions)

	28 Weeks Ended
	7/12/2009	7/13/2008
Cash flows provided by (used in) operating activities:
Net income	$11.4	$13.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2.7	3.7
Asset write downs	0.2	8.3
Net gain on sale of assets	(3.0)	(0.8)
Deferred income taxes	0.8	(1.9)
Non-cash interest, net	0.4	(0.1)
Provision for credit losses	0.3	—

Stock-based compensation expense	1.0	1.3
Change in operating assets and liabilities:
Accounts receivable	0.2	0.8
Prepaid income taxes	0.9	0.5
Other operating assets	(0.8)	(0.3)
Accounts payable and other operating liabilities	1.7	(4.6)

Net cash provided by operating activities	15.8	19.9

Cash flows provided by (used in) investing activities:
Capital expenditures	(0.5)	(1.9)
Proceeds from dispositions of property and equipment	7.7	0.7
Property insurance proceeds	0.2	—
Proceeds from notes receivable	0.6	0.5

Net cash provided by (used in) investing activities	8.0	(0.7)

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loan)	(3.7)	(8.6)
Principal payments — 2005 revolving credit facility	(0.5)	(0.1)
Borrowings under 2005 revolving credit facility	—	10.0
Special cash dividend	—	(0.5)
Stock repurchases	—	(18.9)
Increase in restricted cash	(2.2)	(0.5)
Other, net	(0.5)	(0.1)

Net cash used in financing activities	(6.9)	(18.7)

Net increase in cash and cash equivalents	16.9	0.5
Cash and cash equivalents at beginning of year	2.1	5.0

Cash and cash equivalents at end of quarter	$19.0	$5.5

	Q2 Ended	Q2 Ended	Year-to-date	Year-to-date
	7/12/2009	7/13/2008	7/12/2009	7/13/2008
Total Same-Store Sales
Company-operated	1.8%	(4.3%)	(1.8%)	(5.3%)
Franchised (a)	4.4%	(1.5%)	1.8%	(1.6%)

Total Domestic	4.3%	(1.7%)	1.7%	(1.7%)
International (b)	3.9%	1.7%	4.4%	2.6%

Global	4.3%	(1.4%)	1.9%	(1.3%)
Total Franchised (a and b)	4.3%	(1.2%)	2.1%	(1.2%)

New Unit Openings
Company-operated	0	1	0	1
Franchised	5	16	10	33

Total Domestic	5	17	10	34
International	11	15	20	35

Global	16	32	30	69

Unit Count
Company-operated	37	67	37	67
Franchised	1,531	1,509	1,531	1,509

Total Domestic	1,568	1,576	1,568	1,576
International	337	325	337	325

Global	1,905	1,901	1,905	1,901
Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles on a historical basis for second quarter year-to-date of 2009 and second quarter year-to-date of 2008, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to EBITDA:

	Year-to-date	Year-to-date
(dollars in millions)	7/12/2009	7/13/2008
Net income	$11.4	$13.0
Interest expense, net	$3.0	$4.7
Income tax expense	$6.9	$8.5
Depreciation and amortization	$2.7	$3.7
EBITDA	$24.0	$29.9
Total Revenues	$83.6	$92.6
EBITDA as a percentage of Total Revenues
(EBITDA margin)	28.7%	32.3%

Free cash flow: Calculation and Definition
The following table reconciles on a historical basis for second quarter year-to-date of 2009 and second quarter year-to-date of 2008, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

	Year-to-date	Year-to-date
(dollars in millions)	7/12/2009	7/13/2008
Net income	$11.4	$13.0
Depreciation and amortization	$2.7	$3.7
Stock-based compensation expense	$1.0	$1.3
Maintenance capital expenses	$(0.4)	$(1.2)
Free cash flow	$14.7	$16.8
Total Revenues	$83.6	$92.6
Free cash flow as a percentage of Total Revenues	17.6%	18.1%
Management’s Use of Non-GAAP Financial Measures
EBITDA, free cash flow and Adjusted earnings per share are supplemental non-GAAP financial measures. The Company uses EBITDA, free cash flow and Adjusted earnings per share, in addition to net income, operating profit, cash flows from operating activities and earnings per share, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. EBITDA, free cash flow and Adjusted earnings per share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA, free cash flow and Adjusted earnings per share: (a) do not represent net income, cash flows from operations or earnings per share as defined b y GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities, earnings per share or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan including the re-franchising of company-operated restaurants, projections and expectations regarding same-store sales for fiscal 2009 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2009 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labo r shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our Credit Facility, our ability to refinance our outstanding indebtedness, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2008 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.